EXHIBIT 99.1

Contact at 214-432-2000
Michael R. Haack
President and CEO
D. Craig Kesler
Executive Vice President & CFO
Alex Haddock
Vice President, Investor Relations

News For Immediate Release

EAGLE MATERIALS REPORTS RECORD THIRD QUARTER RESULTS

WITH 16% EPS GROWTH

DALLAS, TX (January 25, 2024) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the third quarter of fiscal 2024 ended December 31, 2023. Notable items for the quarter are highlighted below (unless otherwise noted, all comparisons are with the prior year’s fiscal third quarter):

Third Quarter Fiscal 2024 Highlights

•	Record Revenue of $558.8 million, up 9%

•	Record Net Earnings of $129.1 million, up 10%

•	Net Earnings per share of $3.72, up 16%

•	Adjusted EBITDA of $218.6 million, up 10%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased 558,500 shares of Eagle’s common stock for $98 million

Commenting on the results, Michael Haack, President and CEO of Eagle, said, “We are pleased to announce another exceptional quarter against the backdrop of shifting, albeit constructive, market conditions as interest rates moved materially lower during the latter half of the quarter. In the third quarter, we achieved record revenue of $559 million, produced record EPS of $3.72 and expanded gross margins by 130 bps to 32.3%. We generated strong free cash flow, repurchased 558,500 shares of our common stock and returned $106 million of cash to shareholders, bringing total cash returned to $276 million in the first nine months of the fiscal year.”

“We continued making progress on our environmental stewardship goals, expanding the production and sale of our eco-friendly Portland Limestone Cement and other blended cement products. In December, we announced an agreement with Terra CO2 granting us exclusive rights to use Terra’s technology to build and operate plants that would produce low-carbon supplementary cementitious material in three of our core cement markets. Once fully developed, this technology has the potential to not only reduce the carbon intensity of the cementitious products we sell, but also to fulfill the needs of our customers and meet the expected increase in demand for cement and supplementary cementitious materials.”

Mr. Haack concluded, “Eagle’s heartland geographic footprint remains well-positioned for long-term growth, supported by trends in population growth, well-documented housing production deficits and supply shortages, and a multi-year federal highway bill further enhanced by state-level infrastructure spending. We expect that our portfolio of businesses will continue to deliver leading financial results, and our capital allocation strategies will continue to generate superior shareholder value for the foreseeable future.”

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, as well as Joint Venture and intersegment Cement revenue, was up 18% to $366.4 million. Heavy Materials operating earnings increased 43% to $107.3 million, primarily because of higher Cement net sales prices and sales volume.

Cement revenue for the quarter, including Joint Venture and intersegment revenue, was up 20% to $308.7 million, and operating earnings were a record $105.6 million, up 46%. These increases reflect higher Cement sales volume and net sales prices as well as the contribution of approximately $11 million of revenue from the recently acquired Stockton Terminal. The average net sales price for the quarter was up 13% to $151.32 per ton, reflecting Cement price increases implemented in January 2023 and again in July 2023. Cement sales volume increased 7% to 1.8 million tons. Excluding the recently acquired Stockton Terminal, Cement sales volume increased 3%.

Concrete and Aggregates revenue increased 5% to $57.8 million, reflecting higher Aggregates sales volume and record Concrete pricing. Operating earnings for Concrete and Aggregates decreased 35% to $1.8 million, primarily because of higher input costs.

Light Materials: Gypsum Wallboard and Recycled Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Recycled Paperboard, decreased 4% to $226.9 million, reflecting lower Wallboard and Paperboard sales prices and slightly lower Wallboard sales volume, partially offset by increased Paperboard sales volume. Gypsum Wallboard sales volume decreased 1% to 722 million square feet (MMSF), while the average Gypsum Wallboard net sales price declined 4% to $227.78 per MSF.

Paperboard sales volume for the quarter was up 9% to a record 84,000 tons. The average Paperboard net sales price was $559.49 per ton, down 6%, consistent with the pricing provisions in our long-term sales agreements that factor in changes to input costs.

Operating earnings in the sector were $82.6 million, down 13%, primarily related to lower Wallboard sales volume and pricing.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as part of a segment’s total revenue. Intersegment sales are eliminated on the consolidated income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Thursday, January 25, 2024. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the website for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; severe weather conditions (such as winter storms, tornados and hurricanes) and their effects on our facilities, operations and contractual arrangements with third parties; competition; cyber-attacks or data security breaches; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) or the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenue and Earnings by Lines of Business

Attachment 3 Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Lines of Business

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 7 Reconciliation of Net Debt to Adjusted EBITDA

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,

	2023	2022	2023	2022
Revenue	$558,833	$511,487	$1,782,590	$1,677,942
Cost of Goods Sold	378,205	352,717	1,216,949	1,174,067

Gross Profit	180,628	158,770	565,641	503,875
Equity in Earnings of Unconsolidated JV	9,285	11,377	22,790	23,631
Corporate General and Administrative Expenses	(14,201)	(12,497)	(42,456)	(37,944)
Other Non-Operating Income	1,019	2,210	2,837	911

Earnings before Interest and Income Taxes	176,731	159,860	548,812	490,473
Interest Expense, net	(10,128)	(8,932)	(32,571)	(24,842)

Earnings before Income Taxes	166,603	150,928	516,241	465,631
Income Tax Expense	(37,465)	(33,744)	(115,701)	(104,447)

Net Earnings	$129,138	$117,184	$400,540	$361,184

NET EARNINGS PER SHARE
Basic	$3.75	$3.23	$11.47	$9.72

Diluted	$3.72	$3.20	$11.38	$9.66

AVERAGE SHARES OUTSTANDING
Basic	34,466,141	36,336,056	34,931,378	37,149,927

Diluted	34,749,721	36,605,982	35,201,658	37,395,586

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,

	2023	2022	2023	2022

Revenue*
Heavy Materials:
Cement (Wholly Owned)	$274,167	$220,974	$888,532	$754,853
Concrete and Aggregates	57,772	55,176	191,291	186,407

	331,939	276,150	1,079,823	941,260
Light Materials:
Gypsum Wallboard	200,969	212,016	629,299	652,981
Recycled Paperboard	25,925	23,321	73,468	83,701

	226,894	235,337	702,767	736,682

Total Revenue	$558,833	$511,487	$1,782,590	$1,677,942

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$96,281	$60,938	$278,266	$209,811
Cement (Joint Venture)	9,285	11,377	22,790	23,631
Concrete and Aggregates	1,760	2,692	13,434	15,700

	107,326	75,007	314,490	249,142
Light Materials:
Gypsum Wallboard	75,063	87,335	251,625	261,164
Recycled Paperboard	7,524	7,805	22,316	17,200

	82,587	95,140	273,941	278,364

Sub-total	189,913	170,147	588,431	527,506
Corporate General and Administrative Expense	(14,201)	(12,497)	(42,456)	(37,944)
Other Non-Operating Income	1,019	2,210	2,837	911

Earnings before Interest and Income Taxes	$176,731	$159,860	$548,812	$490,473

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume

	Quarter Ended December 31,			Nine Months Ended December 31,

	2023	2022	Change	2023	2022	Change

Cement (M Tons):
Wholly Owned	1,663	1,527	+9%	5,470	5,313	+3%
Joint Venture	161	172	-6%	496	524	-5%

	1,824	1,699	+7%	5,966	5,837	+2%
Concrete (M Cubic Yards)	308	353	-13%	1,055	1,210	-13%
Aggregates (M Tons)	1,034	626	+65%	3,362	2,333	+44%
Gypsum Wallboard (MMSFs)	722	728	-1%	2,218	2,309	-4%
Recycled Paperboard (M Tons):
Internal	37	39	-5%	110	115	-4%
External	47	38	+24%	137	131	+5%

	84	77	+9%	247	246	0%

	Average Net Sales Price*

	Quarter Ended December 31,			Nine Months Ended December 31,

	2023	2022	Change	2023	2022	Change

Cement (Ton)	$151.32	$134.36	+13%	$150.20	$131.44	+14%
Concrete (Cubic Yard)	$149.54	$134.42	+11%	$145.29	$132.46	+10%
Aggregates (Ton)	$11.18	$11.70	-4%	$11.20	$11.21	0%
Gypsum Wallboard (MSF)	$227.78	$238.51	-4%	$232.79	$230.01	+1%
Recycled Paperboard (Ton)	$559.49	$594.93	-6%	$546.21	$603.73	-10%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue

	Quarter Ended December 31,		Nine Months Ended December 31,

	2023	2022	2023	2022

Intersegment Revenue:
Cement	$7,804	$7,719	$27,192	$26,371
Concrete and Aggregates	3,414	—	10,235	—
Recycled Paperboard	21,128	24,453	61,929	71,819

	$32,346	$32,172	$99,356	$98,190

Cement Revenue:
Wholly Owned	$274,167	$220,974	$888,532	$754,853
Joint Venture	26,683	27,620	82,713	79,065

	$300,850	$248,594	$971,245	$833,918

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31,		March 31, 2023*
	2023	2022
ASSETS
Current Assets –
Cash and Cash Equivalents	$48,912	$60,937	$15,242
Accounts and Notes Receivable, net	192,982	172,543	195,052
Inventories	333,828	247,155	291,882
Federal Income Tax Receivable	2,917	5,466	16,267
Prepaid and Other Assets	9,092	5,177	3,060

Total Current Assets	587,731	491,278	521,503

Property, Plant and Equipment, net	1,667,915	1,641,638	1,662,061
Investments in Joint Venture	104,822	85,268	89,111
Operating Lease Right-of-Use Assets	20,670	20,651	20,759
Notes Receivable	—	8,556	7,382
Goodwill and Intangibles	488,088	467,703	466,043
Other Assets	21,114	15,076	14,143

	$2,890,340	$2,730,170	$2,781,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$117,270	$106,571	$110,408
Accrued Liabilities	88,178	83,759	86,472
Income Taxes Payable	1,848	1,964	—
Current Portion of Long-Term Debt	10,000	10,000	10,000
Operating Lease Liabilities	8,217	6,006	6,009

Total Current Liabilities	225,513	208,300	212,889

Long-term Liabilities	63,016	62,545	66,543
Bank Credit Facility	107,000	130,000	157,000
Bank Term Loan	175,000	185,000	182,500
2.500% Senior Unsecured Notes due 2031	740,482	739,215	739,532
Deferred Income Taxes	246,168	239,596	236,844
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 34,474,435; 36,242,274 and 35,768,376 Shares, respectively	345	362	358
Capital in Excess of Par Value	—	—	—
Accumulated Other Comprehensive Losses	(3,403)	(3,105)	(3,547)
Retained Earnings	1,336,219	1,168,257	1,188,883

Total Stockholders’ Equity	1,333,161	1,165,514	1,185,694

	$2,890,340	$2,730,170	$2,781,002

*	From audited financial statements

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(dollars in thousands)

(unaudited)

The following table presents Depreciation, Depletion and Amortization by lines of business for the quarters ended December 31, 2023 and 2022:

	Depreciation, Depletion and Amortization
	Quarter Ended December 31,
	2023	2022
Cement	$22,514	$20,582
Concrete and Aggregates	4,857	4,402
Gypsum Wallboard	5,611	5,387
Paperboard	3,694	3,738
Corporate and Other	792	706

	$37,468	$34,815

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)

(unaudited)

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from non-routine items and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters and nine months ended December 31, 2023 and 2022, and the trailing twelve months ended December 31, 2023 and March 31, 2023:

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net Earnings, as reported	$129,138	$117,184	$400,540	$361,184
Income Tax Expense	37,465	33,744	115,701	104,447
Interest Expense	10,128	8,932	32,571	24,842
Depreciation, Depletion and Amortization	37,468	34,815	111,347	103,689

EBITDA	$214,199	$194,675	$660,159	$594,162
Purchase accounting [1]	—	—	4,568	2,067
Stock-based Compensation	4,357	4,088	15,356	13,636

Adjusted EBITDA	$218,556	$198,763	$680,083	$609,865

	Twelve Months Ended
	December 31,	March 31,
	2023	2023
Net Earnings, as reported	$500,896	$461,540
Income Tax Expense	138,307	127,053
Interest Expense	42,900	35,171
Depreciation, Depletion and Amortization	146,212	138,554

EBITDA	$828,315	$762,318
Purchase accounting [1]	4,568	2,067
Stock-based Compensation	18,875	17,155

Adjusted EBITDA	$851,758	$781,540

[1]	Represents the impact of purchase accounting on inventory costs and related business development costs

Attachment 7

Eagle Materials Inc.

Reconciliation of Net Debt to Adjusted EBITDA

(unaudited)

(dollars in thousands)

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as a metric of its current leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	As of	As of
	December 31, 2023	March 31, 2023
Total debt, excluding debt issuance costs	$1,042,000	$1,099,500
Cash and cash equivalents	48,912	15,242

Net Debt	$993,088	$1,084,258
Trailing Twelve Months Adjusted EBITDA	$851,758	$781,540

Net Debt to Adjusted EBITDA	1.2x	1.4x